EXHIBIT 99.1

JOINT FILING AGREEMENT

February 16, 2021

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

NB Alternatives Advisers LLC

By:	/s/ Blake Rice
Name: Blake Rice Title: Managing Director

NB Verrocchio LP By: NB Alternatives GP (Offshore) Ltd Its: General Partner

By:	/s/ Jose Luis Gonzalez Pastor
Name: Jose Luis Gonzalez Pastor Title: Authorized Signatory